WASTE CONNECTIONS REPORTS SECOND QUARTER 2020 RESULTS

AND PROVIDES 2020 OUTLOOK

-Revenue of $1.306 billion, exceeding preliminary expectations
-Incurs $417.4 million non-cash impairment charge for certain E&P waste assets
-Net loss attributable to Waste Connections of $227.1 million, or $0.86 per share
-Adjusted net income attributable to Waste Connections* of $158.0 million, or $0.60 per share
-Adjusted EBITDA* of $394.3 million, or 30.2% of revenue, exceeding preliminary expectations
-YTD net cash provided by operating activities of $753.2 million
-YTD adjusted free cash flow* of $494.6 million, or 18.6% of revenue
-Signs or closes acquisitions YTD with approximately $100 million total annualized revenues
-Provides full year 2020 outlook above May’s preliminary expectations

TORONTO, ONTARIO, August 6, 2020 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the second quarter of 2020.

“Strong operational execution and continued recovery in solid waste volumes drove better than expected results in the second quarter. Adjusted EBITDA* margin for solid waste collection, transfer and disposal expanded year over year in spite of significant COVID-19-related costs incurred during the quarter.  In fact, the reported year-over-year margin decline in the period was entirely attributable to reduced E&P waste activity, as underlying solid waste margin expansion more than offset over $20 million in incremental COVID-related costs, primarily related to frontline supplemental wages, and the margin dilutive impact of acquisitions in the quarter. These results reflect the resilience of our underlying solid waste business as well as the dedication and commitment of our employees, who have maintained a focus on the health, safety and welfare of their colleagues, service continuity, expense management and community support, all while enduring the many challenges and hardships resulting from the pandemic,” said Worthing F. Jackman, President and Chief Executive Officer.

Mr. Jackman added, “At the onset, we believed our preparedness and execution during this pandemic would leave us better positioned when we emerged from it.  Although only in the early stages of a recovery, we already are pleased to provide our outlook for the full year above the preliminary expectations we had communicated in May.  We remain encouraged by the pace of acquisition dialogue and are on track for another solid year of acquisition activity.  Our strong operating performance, free cash flow generation and balance sheet strength keep us well-positioned during this uncertain period for additional acquisitions and incremental opportunistic capital investments, while maintaining our flexibility to increase the return of capital to shareholders.”

Financial Impact from COVID-19

During the second quarter of 2020, our business was impacted by COVID-19 due to a reduction in revenue primarily in solid waste commercial collection and solid waste transfer and disposal resulting from a slowdown in activity associated with shelter-in-place or other closure restrictions or requirements imposed in response to the COVID-19 pandemic.  Commercial collection activity slowed down in certain markets due to service reductions or suspensions by customers whose business activity was curtailed by such measures, with third party transfer and disposal volumes and roll-off activity typically following similar patterns, and some of the declines in E&P waste activity may also be related to COVID-19.  The impacts to solid waste activity that we experienced during the second quarter varied by geography, the size and customer mix in each market, and the timing and extent of shutdown requirements and reopening policies across markets.  In some markets, the impacts abated during the second quarter, as reopenings resulted in increased service requirements by commercial customers and higher landfill volumes and roll-off activity; in other cases, where reopenings were delayed, the improvements were less pronounced.

*A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Through the second quarter, about 53% of solid waste commercial customers and 42% of associated revenue in competitive markets we track that had suspended or reduced service had reached out for a resumption in service or increase in frequency, up from 12% and 9%, respectively, in early May.  Volumes in all of our solid waste regions exceeded our preliminary expectations, resulting in solid waste revenue down 5.3% year over year on a same store basis in the second quarter, about 70 basis points better than the preliminary expectations we provided in May.  Moreover, excluding the most impacted markets in the Northeast and Canada, where closures were widespread and volumes were most impacted, solid waste revenues in the quarter were down 1.3% year over year on a same store basis.

In July, revenue on a reported basis declined approximately 1.9% year-over-year, or approximately 4.7% excluding acquisitions completed since the year ago period, and adjusted EBITDA* margin declined an estimated 70 basis points year over year.  Reduction in E&P waste activity accounted for the entire year over year decline in revenue and exceeded the estimated adjusted EBITDA* margin decline for the month. Solid waste collection, transfer and disposal revenue was down approximately 2.4% year over year on a same store basis in July, or up 0.5% excluding Canada and the Northeast U.S.  To date, about 60% of solid waste commercial customers and 50% of associated revenue in competitive markets we track that had suspended or reduced service have reached out for a resumption in service or increase in frequency.

The ultimate impact of the COVID-19 outbreak on our business, results of operations, financial condition and cash flows will depend largely on future developments, including the duration and spread of the outbreak in the U.S. and Canada, its severity, the actions to contain the novel coronavirus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

2020 Outlook

Waste Connections also provided its outlook for 2020, which assumes no significant change in underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2020 are subject to quarterly fluctuations.  See reconciliations in the attached schedules.

●	Revenue is estimated to be approximately $5.325 billion.
●	Net income attributable to Waste Connections is estimated to be approximately $184 million, and adjusted EBITDA* is estimated to be approximately $1.610 billion, or about 30.2% of revenue.
●	Capital expenditures are estimated to be approximately $550 million.
●	Net cash provided by operating activities is estimated to range between $1.344 billion and $1.374 billion, and adjusted free cash flow* is estimated to range between $805 million and $835 million, or between approximately 50.0% and 52.0% of adjusted EBITDA*.

Q2 2020 Results

Revenue in the second quarter totaled $1.306 billion, as compared to $1.370 billion in the year ago period.  Operating loss was $232.4 million, which included: $437.3 million in impairments and other operating items, due primarily to $417.4 million related to a decrease in property, plant and equipment at certain E&P landfills in the Bakken, Eagle Ford and Powder River basins as a result of the Company’s impairment testing and $16.8 million in adjustments to contingent liabilities associated with acquisitions closed in prior years.  This operating loss compares to operating income of $222.1 million in the second quarter of 2019, which included $11.3 million primarily related to transaction-related expenses.

Net loss attributable to Waste Connections in the second quarter was $227.1 million, or $0.86 per share on a diluted basis of 263.0 million shares.  In the year ago period, the Company reported net income attributable to Waste Connections of $148.8 million, or $0.56 per share on a diluted basis of 264.5 million shares.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Adjusted net income attributable to Waste Connections* in the second quarter was $158.0 million, or $0.60 per diluted share on an adjusted diluted basis of 263.3 million shares, versus $181.3 million, or $0.69 per diluted share, in the prior year period.  Adjusted EBITDA* in the second quarter was $394.3 million, as compared to adjusted EBITDA* of $425.3 million in the prior year period.

Adjusted net income attributable to Waste Connections, adjusted net income attributable to Waste Connections per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and other operating items and acquisition-related items.  For detailed reconciliations, please refer to the attached schedules.

Six Months Year to Date Results

For the six months ended June 30, 2020, revenue was $2.658 billion, as compared to revenue of $2.614 billion in the year ago period.  Operating loss, which included $445.2 million primarily related to impairments and other operating items, was $15.4 million, compared to operating income of $407.0 million for the same period in 2019, which included $31.3 million primarily related to impairments and other operating items.

Net loss attributable to Waste Connections for the six months ended June 30, 2020, was $84.0 million, or $0.32 per share on a diluted basis of 263.4 million shares.  In the year ago period, the Company reported net income attributable to Waste Connections of $274.5 million, or $1.04 per share on a diluted basis of 264.4 million shares.

Adjusted net income attributable to Waste Connections* for the six months ended June 30, 2020, was $328.5 million, or $1.25 per diluted share on an adjusted diluted share basis of 263.8 million shares, compared to $345.2 million, or $1.31 per diluted share, in the year ago period. Adjusted EBITDA* for the six months ended June 30, 2020, was $802.8 million, as compared to $811.0 million in the prior year period.

Q2 2020 Earnings Conference Call

Waste Connections will be hosting a conference call related to second quarter earnings on August 7th at 8:30 A.M. Eastern Time.  To access the call, listeners should dial 800-747-0367 (within North America) or 212-231-2915 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required).  A replay of the conference call will be available until August 14, 2020 by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode # 21964629.  The call will be broadcast live over the Internet through a link on the Company’s website at www.wasteconnections.com.  A playback of the call will be available on the Company’s website.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on August 7th, providing the Company's third quarter 2020 outlook for revenue, core price plus volume growth for solid waste and adjusted EBITDA*.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada.  Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins.  Waste Connections serves more than seven million residential, commercial, industrial, and exploration and production customers in 42 states in the U.S., and six provinces in Canada.  The Company also provides intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com.  Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510.  Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements can be identified by use of forward-looking terminology, such as “believes,” “expects,” “intends,” “may,” “might,” “will,” “could,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by the discussions of strategy. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about the expected impacts of the novel coronavirus pandemic and the COVID-19 outbreak, 2020 financial results, outlook and related assumptions, capital expenditures, the return of capital to shareholders and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company’s filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253Joe Box / (281) 873-3205

maryannew@wasteconnections.comjoe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME (LOSS)

THRee AND SIX months ended JUNE 30, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,						Six months ended June 30,
		2019			2020			2019			2020

Revenues			$1,369,639			$1,305,782			$2,614,275			$2,658,187
Operating expenses:
Cost of operations			815,819			785,710			1,549,508			1,601,134
Selling, general and administrative			139,664			132,158			272,249			268,210
Depreciation			156,776			151,230			303,623			302,051
Amortization of intangibles			31,344			31,771			61,886			63,409
Impairments and other operating items			3,902			437,270			20,014			438,777
Operating income (loss)			222,134			(232,357)			406,995			(15,394)

Interest expense			(37,245)			(40,936)			(74,533)			(78,926)
Interest income			1,818			1,317			5,129			3,493
Other income (expense), net			1,920			5,772			4,581			(3,749)
Income (loss) before income tax provision			188,627			(266,204)			342,172			(94,576)

Income tax (provision) benefit			(39,788)			38,737			(67,756)			10,003
Net income (loss)			148,839			(227,467)			274,416			(84,573)
Plus: Net loss attributable to noncontrolling interests			9			395			54			536
Net income (loss) attributable to Waste Connections			$148,848			$(227,072)			$274,470			$(84,037)

Earnings (loss) per common share attributable to Waste Connections’ common shareholders:
Basic			$0.56			$(0.86)			$1.04			$(0.32)

Diluted			$0.56			$(0.86)			$1.04			$(0.32)

Shares used in the per share calculations:
Basic			263,846,970			262,994,275			263,725,867			263,390,685
Diluted			264,494,943			262,994,275			264,416,610			263,390,685

Cash dividends per common share			$0.160			$0.185			$0.320			$0.370

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2019	June 30, 2020
ASSETS
Current assets:
Cash and equivalents	$326,738	$790,551
Accounts receivable, net of allowance for credit losses of $16,432 and $19,965 at December 31, 2019 and June 30, 2020, respectively	662,808	608,801
Prepaid expenses and other current assets	141,052	105,574
Total current assets	1,130,598	1,504,926
Restricted cash	96,483	92,873
Restricted investments	51,179	46,391
Property and equipment, net	5,516,347	5,045,872
Operating lease right-of-use assets	183,220	173,905
Goodwill	5,510,851	5,488,305
Intangible assets, net	1,163,063	1,152,303
Other assets, net	85,954	89,430
Total assets	$13,737,695	$13,594,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$436,970	$367,355
Book overdraft	15,954	15,348
Accrued liabilities	280,808	341,333
Current portion of operating lease liabilities	29,929	30,933
Current portion of contingent consideration	26,659	62,213
Deferred revenue	216,443	214,478
Current portion of long-term debt and notes payable	465	7,658
Total current liabilities	1,007,228	1,039,318

Long-term portion of debt and notes payable	4,353,782	4,694,736
Long-term portion of operating lease liabilities	160,033	149,763
Long-term portion of contingent consideration	42,825	25,801
Deferred income taxes	818,622	728,730
Other long-term liabilities	416,851	459,276
Total liabilities	6,799,341	7,097,624
Commitments and contingencies
Equity:
Common shares: 263,699,675 shares issued and 263,618,161 shares outstanding at December 31, 2019; 262,885,349 shares issued and 262,811,165 shares outstanding at June 30, 2020	4,135,343	4,030,368
Additional paid-in capital	154,917	151,149
Accumulated other comprehensive loss	(10,963)	(162,707)
Treasury shares: 81,514 and 74,184 shares at December 31, 2019 and June 30, 2020, respectively	-	-
Retained earnings	2,654,207	2,473,258
Total Waste Connections’ equity	6,933,504	6,492,068
Noncontrolling interest in subsidiaries	4,850	4,313
Total equity	6,938,354	6,496,381
	$13,737,695	$13,594,005

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

SIX months ended JUNE 30, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars)

	Six months ended June 30,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$274,416	$(84,573)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of assets and impairments	18,924	420,169
Depreciation	303,623	302,051
Amortization of intangibles	61,886	63,409
Amortization of leases	13,183	9,863
Deferred income taxes, net of acquisitions	18,911	(66,821)
Amortization of debt issuance costs	2,414	4,783
Share-based compensation	26,763	24,643
Interest accretion	8,143	8,512
Adjustments to contingent consideration	1,466	16,794
Other	(1,514)	1,596
Net change in operating assets and liabilities, net of acquisitions	24,833	52,759
Net cash provided by operating activities	753,048	753,185

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(381,422)	(86,325)
Capital expenditures for property and equipment	(253,790)	(268,711)
Capital expenditures for undeveloped landfill property	-	(16,450)
Proceeds from disposal of assets	1,198	10,642
Change in restricted investments, net of interest income	(6,206)	4,532
Other	(70)	(3,644)
Net cash used in investing activities	(640,290)	(359,956)

Cash flows from financing activities:
Proceeds from long-term debt	1,016,154	1,790,625
Principal payments on notes payable and long-term debt	(1,134,589)	(1,484,118)
Payment of contingent consideration recorded at acquisition date	(550)	(2,251)
Change in book overdraft	(534)	(606)
Payments for repurchase of common shares	-	(105,654)
Payments for cash dividends	(84,215)	(96,912)
Tax withholdings related to net share settlements of equity-based compensation	(17,264)	(23,291)
Debt issuance costs	(5,838)	(10,957)
Proceeds from sale of common shares held in trust	3,695	679
Other	(117)	-
Net cash provided by (used in) financing activities	(223,258)	67,515
Effect of exchange rate changes on cash, cash equivalents and restricted cash	270	(541)
Net increase (decrease) in cash, cash equivalents and restricted cash	(110,230)	460,203
Cash, cash equivalents and restricted cash at beginning of period	403,966	423,221
Cash, cash equivalents and restricted cash at end of period	$293,736	$883,424

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended June 30, 2020:

	U.S.	Canada	Total
Core Price	4.4%	5.0%	4.5%
Surcharges	(0.1%)	(0.9%)	(0.2%)
Volume	(8.5%)	(16.4%)	(9.6%)
Recycling	(0.1%)	0.6%	(0.0%)
Foreign Exchange Impact	-	(3.3%)	(0.5%)
Total	(4.3%)	(15.0%)	(5.8%)

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended June 30, 2019 and 2020:

	Three months ended June 30, 2019
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$958,124	$(2,733)	$955,391	69.8%
Solid Waste Disposal and Transfer	501,401	(198,008)	303,393	22.1%
Solid Waste Recycling	16,730	(405)	16,325	1.2%
E&P Waste Treatment, Recovery and Disposal	68,039	(4,021)	64,018	4.7%
Intermodal and Other	31,134	(622)	30,512	2.2%
Total	$1,575,428	$(205,789)	$1,369,639	100.0%

	Three months ended June 30, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$948,072	$(3,432)	$944,640	72.4%
Solid Waste Disposal and Transfer	469,704	(191,301)	278,403	21.3%
Solid Waste Recycling	20,217	(660)	19,557	1.5%
E&P Waste Treatment, Recovery and Disposal	40,152	(4,644)	35,508	2.7%
Intermodal and Other	27,811	(137)	27,674	2.1%
Total	$1,505,956	$(200,174)	$1,305,782	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three month periods ended June 30, 2019 and 2020:

	Three months ended June 30,
	2019	2020
Acquisitions, net	$77,396	$40,727

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and six-month periods ended June 30, 2019 and 2020:

	Three months ended June 30,		Six months ended June 30,
	2019	2020	2019	2020
Cash Interest Paid	$46,084	$45,782	$68,258	$62,828
Cash Taxes Paid	14,121	8,440	20,532	13,050

Debt to Book Capitalization as of June 30, 2020: 42%

Internalization for the three months ended June 30, 2020: 56%

Days Sales Outstanding for the three months ended June 30, 2020: 42 (27 net of deferred revenue)

Share Information for the three months ended June 30, 2020:

Basic shares outstanding	262,994,275
Dilutive effect of equity-based awards (a)	-
Diluted shares outstanding	262,994,275

(a)	For the three months ended June 30, 2020, equity-based awards to purchase 322,779 of common shares were excluded from the computation of diluted loss per share as they were anti-dilutive.

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income (loss) attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus or minus income tax provision (benefit), plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended June 30,		Six months ended June 30,
	2019	2020	2019	2020
Net income (loss) attributable to Waste Connections	$148,848	$(227,072)	$274,470	$(84,037)
Less: Net loss attributable to noncontrolling interests	(9)	(395)	(54)	(536)
Plus/(Less): Income tax provision (benefit)	39,788	(38,737)	67,756	(10,003)
Plus: Interest expense	37,245	40,936	74,533	78,926
Less: Interest income	(1,818)	(1,317)	(5,129)	(3,493)
Plus: Depreciation and amortization	188,120	183,001	365,509	365,460
Plus: Closure and post-closure accretion	3,682	3,709	7,172	7,617
Plus: Impairments and other operating items	3,902	437,270	20,014	438,777
Plus/(Less): Other expense (income), net	(1,920)	(5,772)	(4,581)	3,749
Adjustments:
Plus: Transaction-related expenses (a)	6,184	1,016	7,021	2,162
Plus: Fair value changes to certain equity awards (b)	1,262	1,683	4,283	4,223
Adjusted EBITDA	$425,284	$394,322	$810,994	$802,845

As % of revenues	31.1%	30.2%	31.0%	30.2%

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended June 30,		Six months ended June 30,
	2019	2020	2019	2020
Net cash provided by operating activities	$389,276	$383,599	$753,048	$753,185
Plus/(Less): Change in book overdraft	2,250	3,243	(534)	(606)
Plus: Proceeds from disposal of assets	559	7,143	1,198	10,642
Less: Capital expenditures for property and equipment	(139,552)	(130,930)	(253,790)	(268,711)
Less: Distributions to noncontrolling interests	(117)	-	(117)	-
Adjustments:
Cash received for divestitures (a)	-	(4,974)	(2,376)	(4,974)
Transaction-related expenses (b)	6,184	1,016	7,021	2,162
Pre-existing Progressive Waste share-based grants (c)	189	-	2,371	6,440
Tax effect (d)	(1,213)	(251)	(2,910)	(3,569)
Adjusted free cash flow	$257,576	$258,846	$503,911	$494,569

As % of revenues	18.8%	19.8%	19.3%	18.6%

(a)	Reflects the elimination of cash received in conjunction with the divestiture of certain Progressive Waste operations.
(b)	Reflects the addback of acquisition-related transaction costs.
(c)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(d)	The aggregate tax effect of footnotes (a) through (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended June 30,		Six months ended June 30,
	2019	2020	2019	2020
Reported net income (loss) attributable to Waste Connections	$148,848	$(227,072)	$274,470	$(84,037)
Adjustments:
Amortization of intangibles (a)	31,344	31,771	61,886	63,409
Impairments and other operating items (b)	3,902	437,270	20,014	438,777
Transaction-related expenses (c)	6,184	1,016	7,021	2,162
Fair value changes to equity awards (d)	1,262	1,683	4,283	4,223
Tax effect (e)	(10,272)	(118,220)	(22,469)	(127,523)
Tax items (f)	-	31,508	-	31,508
Adjusted net income attributable to Waste Connections	$181,268	$157,956	$345,205	$328,519
Diluted earnings (loss) per common share attributable to Waste Connections’ common shareholders:
Reported net income (loss)	$0.56	$(0.86)	$1.04	$(0.32)
Adjusted net income	$0.69	$0.60	$1.31	$1.25

Shares used in the per share calculations:
Reported diluted shares	264,494,943	262,994,275	264,416,610	263,390,685
Adjusted diluted shares (g)	264,494,943	263,317,054	264,416,610	263,833,471

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.
(f)	Reflects the impact of a portion of the Company’s 2019 related-party payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code section 267A and an increase in deferred tax liabilities resulting from the E&P impairment.
(g)	Reflects reported diluted shares adjusted for shares that were excluded from the reported diluted shares calculation due to our reporting a net loss during the three and six months ended June 30, 2020.

2020 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULES

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

2020 Outlook
Net income attributable to Waste Connections	$184,089
Plus: Income tax provision (a)	64,000
Plus: Interest expense, net	155,000
Plus: Depreciation and depletion	615,000
Plus: Amortization	128,000
Plus: Closure and post-closure accretion	15,000
Plus: Impairments and other operating items (b)	438,777
Plus: Other income, net	3,749
Adjustments:
Plus: Transaction-related expenses (b)	2,162
Plus: Fair value changes to equity awards (b)	4,223
Adjusted EBITDA	$1,610,000

As % of revenues	30.2%

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(a)	Reflects amounts reported for the six-month period ended June 30, 2020 and 21.5% effective rate for 2H ‘20.
(b)	Reflects amounts reported for the six-month period ended June 30, 2020, as shown on page 10.

Reconciliation of Adjusted Free Cash Flow:

	2020 Outlook
Net cash provided by operating activities	$1,344,299	$1,374,299
Plus: Proceeds from disposal of assets (a)	10,642	10,642
Less: Capital expenditures for property and equipment	(550,000)	(550,000)
Adjustments: (a)
Cash received from divestitures	(4,974)	(4,974)
Transaction-related expenses	2,162	2,162
Pre-existing Progressive Waste share-based grants	6,440	6,440
Tax effect	(3,569)	(3,569)
Adjusted free cash flow	$805,000	$835,000

As % of Adjusted EBITDA	50.0%	51.9%

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(a)Reflects amounts reported for the six-month period ended June 30, 2020, as shown on page 11.